                                                                    EXHIBIT 21.1


                      FISHER SCIENTIFIC INTERNATIONAL INC.
                           WORLDWIDE SUBSIDIARY LIST



                                              PERCENTAGE           STATE/COUNTRY
                                              OWNERSHIP            INCORPORATION
                                              ----------           -------------

Fisher Scientific Company L.L.C. ...........     100                    Delaware
  Fisher Scientific Limited ................     100                      Canada
Fisher Hamilton Inc. .......................     100                    Delaware
  Systems Manufacturing Corporation ........     100                    Delaware
Applied Scientific Corporation .............     100                  California
Columbia Diagnostics Inc. ..................     100                    Delaware
Alchematrix L.L.C. .........................     100                    Delaware
Fisher Scientific GmbH .....................    94.3                     Germany
Fisher Scientific of the Netherlands B.V. ..     100                 Netherlands
  Fisher Scientific B.V. ...................     100                 Netherlands
Fisher Scientific Worldwide Inc. ...........     100                    Delaware
  Acros Organics N.V. ......................     100                     Belgium
  Fisher Scientific Holding Company ........     100                    Delaware
  Fisher Scientific Holding U.K., Limited ..     100              United Kingdom
    Fisher Scientific U.K., Limited ........     100              United Kingdom
  Fisher Bioblock Scientific S.A. ..........     100                      France
    Fisher Scientific S.A. .................     100                      France






                                       51